                                                                      Exhibit 24

                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, John M. Stack, has authorized and designated Michael I. Wirth to execute and file on the undersigned's behalf all
Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Kohlberg Capital
Corporation. The authority of Michael I. Wirth under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Kohlberg
Capital Corporation, unless earlier revoked in writing. The undersigned acknowledges that Michael I. Wirth is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of
1934.

Date: July 2, 2008

                                        /s/ John M. Stack
                                        ----------------------------------------
                                        John M. Stack